(FORM OF INSTRUCTIONS FOR RIGHTS CERTIFICATE)
                                                                    EXHIBIT 99.4

         INSTRUCTIONS AS TO USE OF NB TELECOM, INC. SUBSCRIPTION RIGHTS

                                  CERTIFICATES

                   PLEASE CONSULT NB TELECOM, INC., YOUR BANK

                          OR BROKER WITH ANY QUESTIONS

The following instructions relate to a rights offering (the "Rights Offering") by NB Telecom, Inc., a Nevada corporation ("NBT"), to the holders of record (the "Recordholders") of its common stock, par value $.0001 per share (the "Common Stock"), as described in NBT's Prospectus dated _______________________, 2006 (the "Prospectus"). Recordholders of Common Stock at the close of business on _______________________, 2006 (the "Record Date") are receiving transferable subscription rights (the "Rights") to subscribe for and purchase one share ("Share") of Common Stock. An aggregate of 6,000,000 Shares are being offered by the Prospectus. Each Recordholder will receive .128666 of a Right for each share of Common Stock owned of record as of the close of business on the Record Date. The Rights will expire, if not exercised, at 5:00 p.m., New York City time, on December 31, 2007, unless extended in the sole discretion of NBT (as it may be extended, the "Expiration Date"). After the Expiration Date, unexercised Rights will be null and void, will be made available to other shareholders. NBT will not be obligated to honor any purported exercise of Rights received after 5:00 p.m., New York City time, on the Expiration Date, regardless of when the documents relating to such exercise were sent, NBT may extend the Expiration Date by giving oral or written notice to the Transfer Agent on or before the Expiration Date, which notice will be followed by a press release issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. The Rights will be evidenced by transferable Rights certificates (the "Subscription Rights Certificates").

Each full Right allows the holder thereof to subscribe for one Share at the cash price of $.10 per Share (the "Subscription Price").

The number of Rights to which you are entitled is printed on the face of your Subscription Rights Certificate. To subscribe for Shares pursuant to the Rights, you must indicate your wishes with regard to the exercise of your Rights by completing the appropriate portions of your Subscription Rights Certificate and returning the certificate to NBT in the envelope provided pursuant to the procedures described in the prospectus.

YOUR SUBSCRIPTION RIGHTS CERTIFICATES OR NOTICE OF GUARANTEED DELIVERY, AND SUBSCRIPTION PRICE PAYMENT, INCLUDING FINAL CLEARANCE OF ANY CHECKS, MUST BE RECEIVED BY NBT, ON OR BEFORE 5:00 P.M., NEW YOUR CITY TIME, ON THE EXPIRATION DATE. ONCE A HOLDER OF RIGHTS HAS EXERCISED ITS RIGHTS, SUCH EXERCISE MAY NOT BE REVOKED. RIGHTS NOT EXERCISED PRIOR TO THE EXPIRATION DATE OF THE RIGHTS OFFERING WILL EXPIRE WITHOUT VALUE.

1.       METHOD OF SUBSCRIPTION - EXERCISE OF RIGHTS.

To exercise Rights, complete your Subscription Rights Certificate and send the properly completed and executed Subscription Rights Certificate evidencing such Rights, together with payment in full of the Subscription Price for each whole share subscribed for pursuant to the Rights, to NBT, on or prior to 5:00 p.m., New York City time, on the Expiration Date. Payment of the Subscription Price will be held in a segregated account to be maintained by NBT. All payments must be made in U.S. dollars for the full whole number of Shares being subscribed for
(a) by check or bank draft drawn upon a U.S. bank or postal, telegraphic or express money order payable to NB Telecom, Inc., or (b) by wire transfer of immediately available funds, to the following account.

-----------------------------------------.
Routing Number:  043311497
Account Number:  20302209

(such account, the "Subscription Account"). Any wire transfer should clearly indicate the identity of the subscriber who is paying the Subscription Price by the wire transfer. Payments will be deemed to have been received by NBT only upon (i) clearance of any uncertified check, (ii) receipt by NBT of any certified check or bank draft drawn upon a U.S. bank or of any postal, telegraphic or express money order or (iii) receipt of collected funds in the Subscription Account designated above. If paying by check, bank draft or money order, please reference your Subscription Rights Certificate number on your check, bank draft or money order. If paying by uncertified personal check, please note that the funds paid thereby may take two or more business days to clear. Accordingly, Rights holders who wish to pay the Subscription Price by means of uncertified personal check are urged to make payment sufficiently in advance of the Expiration Date to ensure that such payment is received and clears by such date and are urged to consider payment by means of certified or cashier's check, money order or wire transfer of funds.

The Subscription Rights Certificate and payment of the Subscription Price, (as defined below) must be delivered to NBT by one of the methods described below:

              BY MAIL OR BY HAND OR OVERNIGHT COURIER:

                          NB Telecom, Inc.
                           106 May Drive
                        Saxonburg, PA 16056

               Telephone Number for Confirmation: (724) 352-7606.

Delivery to any address or by a method other than those set forth above does not constitute valid delivery. If you have any questions or require additional copies of relevant documents please contact NBT.

By making arrangements with your bank or broker for the delivery of funds on your behalf you may also request such bank or broker to exercise the Subscription Rights Certificate on your behalf.

If you  exercise  less than all of the  Rights  evidenced  by your  Subscription
Rights Certificate by so indicating in Form 1 of your Subscription Rights Certificate, NBT, if you so request, will issue to you a new Subscription Rights Certificate evidencing the unexercised Rights. A new Subscription Rights Certificate will be issued to you upon the partial exercise of Rights only if NBT receives a properly endorsed Subscription Rights Certificate no later than 5:00 p.m., New York City time, on December 27, 2006, the third business day prior to the Expiration Date. After such date no new Subscription Rights Certificates will be issued. Accordingly, if after such date you exercise less than all of your Rights, you will lose the power to exercise your remaining Rights. All deliveries of newly issued Subscription Rights Certificates will be at your own risk.

If you do not indicate the number of Rights being exercised, if you do not forward full payment of the total Subscription Price payment for the number of Rights that you indicate are being exercised, or if your aggregate Subscription Price payment is greater than the amount you owe for your subscription, NBT will attempt to contact you to correct the discrepancy. If, however, NBT is unable to contact you, or you do not provide the requested information, you will be deemed not to have exercised your Rights. NBT will not be liable for any failure to contact you.

2.       ISSUANCE OF THE SHARES.

As soon as practicable after the Expiration Date and the valid exercise of Rights, NBT will mail to each exercising Rights holder certificates representing shares purchased pursuant to the Rights. See "The Rights Offering - Subscription Privilege" in the Prospectus. The foregoing deliveries and payments will be made to the address shown on the face of your Subscription Rights Certificate unless you provide instructions to the contrary in Form 3 of your Subscription Rights Certificate.

3.       SALE OR TRANSFER OF RIGHTS.

A. SALE OF RIGHTS THROUGH A BANK OR BROKER. To sell Rights evidenced by a Subscription Rights Certificate through your bank or broker, sign Form 2 of your Subscription Rights Certificate leaving the rest of the form blank (your broker will add the buyer's name later). Your Subscription Rights Certificate should be delivered to your bank or broker in ample time for it to be exercised. If Form 2 is completed without designating a transferee, NBT may thereafter treat the bearer of the Subscription Rights Certificate as the absolute owner of all of the Rights evidenced by such Subscription Rights Certificate for all purposes, and NBT shall not be affected by any notice to the contrary. Because your bank or broker cannot issue Subscription Rights Certificates, if you wish to sell less than all of the Rights evidenced by a Subscription Rights Certificate, either you or your bank or broker must instruct NBT as to the action to be taken with respect to the Rights not sold, or you or your bank or broker must first have your Subscription Rights Certificate divided into Subscription Rights Certificates of appropriate denominations by following the instructions in
Section 4 of these instructions. The Subscription Rights Certificates evidencing the number of Rights you intend to sell can then be transferred by your bank or broker in accordance with the instructions in this Section 3(a).

B TRANSFER OF RIGHTS TO A DESIGNATED TRANSFEREE. To transfer your Rights to a transferee other than a bank or broker, you must complete Form 2 in its entirety, execute the Subscription Rights Certificate. A Subscription Rights Certificate that has been properly transferred in its entirety may be exercised by a new holder without having a new Subscription Rights Certificate issued. In order to exercise, or otherwise take action with respect to, such a transferred Subscription Rights Certificate, the new holder should deliver the Subscription Rights Certificate, together with payment of the applicable Subscription Price and complete separate instructions signed by the new holder, to NBT in ample time to permit NBT to take the desired action. Because only NBT can issue Subscription Rights Certificates, if you wish to transfer less than all of the Rights evidenced by your Subscription Rights Certificate to a designated transferee, you must instruct NBT as to the action to be taken with respect to the Rights not sold or transferred, or you must divide your Subscription Rights Certificate into Subscription Rights Certificates of appropriate smaller denominations by following the instructions in Section 4 below. The Subscription Rights Certificate evidencing the number of Rights you intend to transfer can then be transferred by following the instructions in this Section 3(b).

C. Rights holders wishing to transfer a portion of their Rights should allow a sufficient amount of time prior to the Expiration Date for (i) the transfer instructions to be received and processed by NBT, (ii) a new Subscription Rights Certificate to be issued and transmitted to the transferee or transferees with respect to transferred Rights and to the transferor with respect to retained Rights, if any, and (iii) the Rights evidenced by such new subscription Rights Certificates to be exercised or sold by the recipients thereof. NBT will facilitate transfers of Subscription Rights Certificates only until 5:00 p.m., New York City time, on December 27, 2007, the third business day before the Expiration Date, or in the case of sales to be made by NBT pursuant to Section 3(c), until 11:00 a.m., New York City time, on December 25, 2007, the fifth business day before the Expiration Date.

D. NBT shall not have any liability to a transferee or transferor of Rights if Subscription Rights Certificates are not received in time for exercise or sale prior to the Expiration Date.

E. COMMISSIONS, FEES AND EXPENSES. NBT will pay all fees and expenses of the Transfer Agent and has also agreed to indemnify the Transfer Agent from certain liabilities that they may incur in connection with the rights offering. All commissions, fees and other expenses (including brokerage commissions and transfer taxes) incurred in connection with the purchase, sale or exercise of Rights will be for the account of the transferor of the Rights, and none of such commissions, fees or expenses will be paid by NBT.

4. DIVISION OF SUBSCRIPTION RIGHTS CERTIFICATE INTO SMALLER DENOMINATIONS.

To have a Subscription Rights Certificate divided into smaller denominations, send your Subscription Rights Certificate, together with complete separate instructions (including specification of the denominations into which you wish your Rights to be divided) signed by you, to NBT, allowing a sufficient amount of time for new Subscription Rights Certificates to be issued and returned so that they can be used prior to the Expiration Date. Alternatively, you may ask a bank or broker to effect such actions on your behalf. NBT will facilitate subdivisions of Subscription Rights Certificates only until 5:00 p.m., New York City time, on December 27, 2007, three business days prior to the Expiration Date. As a result of delays in the mail, the time of the transmittal, the necessary processing time and other factors, you or your transferee may not receive such new Subscription Rights Certificates in time to enable the Rights holder to complete a sale or exercise by the Expiration Date. NBT will not be liable to either a transferor for any such delays.

5. EXECUTION.

A. EXECUTION BY REGISTERED HOLDER. The signature on the Subscription Rights Certificate must correspond with the name of the registered holder exactly as it appears on the face of the Subscription Rights Certificate without any alteration, enlargement or change whatsoever. Persons who sign the Subscription Rights Certificate in a representative or other fiduciary capacity must indicate their capacity when signing and, unless waived by NBT in its sole and absolute discretion, must present to NBT satisfactory evidence of their authority to so act.

B. EXECUTION BY PERSON OTHER THAN REGISTERED HOLDER. If the Subscription Rights Certificate is executed by a person other than the holder named on the face of the Subscription Rights Certificate, proper evidence of authority of the person executing the Subscription Rights Certificate must accompany the same unless, for good cause, NBT dispenses with proof of authority.

6. METHOD OF DELIVERY.

The method of delivery of Subscription Rights Certificates and payment of the Subscription Price will be at the election and risk of the Rights holder, but, if sent by mail, it is recommended that such certificates and payments be sent by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to NBT and the clearance of payment prior to 5:00 p.m., New York City time, on the Expiration Date. Because uncertified personal checks may take two or more business days to clear, you are strongly urged to pay, or arrange for payment, by means of certified or cashier's check, money order or wire transfer of funds.

7. SPECIAL PROVISIONS RELATING TO THE DELIVERY OF RIGHTS THROUGH THE DEPOSITORY TRUST COMPANY.

In the case of Rights that are held of record through the Depository Trust Company (the "Book-Entry Transfer Facility"), exercises of the Rights may be effected by instructing the Book-Entry Transfer Facility to transfer Rights from the Book-Entry Transfer Facility account of such holder to the Book-Entry
Transfer Facility account of NBT, together with certification as to the aggregate number of Rights exercised and the number of Shares thereby subscribed for pursuant to the Rights by each beneficial owner of Rights on whose behalf such nominee is acting, and payment of the Subscription Price for each Share subscribed for pursuant to the Rights.